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                           EXHIBIT 99.2
                           Press Release issued by Registrant,
                           dated April 11, 2001

        GALAXY NUTRITIONAL FOODS COMPLETES $3.5 MILLION PRIVATE PLACEMENT


ORLANDO, Florida (April 11, 2001) - Galaxy Nutritional Foods Company (AMEX:
GXY), a leading producer of delicious and nutritious health-promoting dairy and dairy related alternatives for the retail, foodservice and industrial markets, today announced that it has completed the placement of 72,646 shares of convertible preferred stock with BH Capital and Excalibur Capital, Canadian-based investment funds, pursuant to Regulation D of the Securities Act of 1933. Proceeds to the Company from the transaction, totaling $3.1 million, will provide growth capital for inventory, as well as sales and marketing efforts focused on the end consumer.

The preferred stock has a four year term and allows for conversion for each preferred share into 10 shares of common stock. The preferred stock has a 10% stock dividend in year one, and an 8% dividend in cash or stock in subsequent years. Galaxy must register the shares no later than February 15, 2002.

Galaxy President, Chairman, and Chief Executive Officer Angelo Morini, commented, "This financing enables Galaxy to accelerate its sales growth and fund marketing efforts to enhance brand recognition. The additional capital, combined with our new production equipment, provide the Company with the necessary tools to fill customer demand. Additionally, we are pleased to have these quality institutional investors as strategic investors in the Company."

ABOUT GALAXY NUTRITIONAL FOODS, INC.

Galaxy Nutritional Foods is a leading producer of health-promoting dairy and dairy related alternatives for the retail, foodservice and industrial markets. The Company manufactures plant-based products that are low or no fat (no saturated fat), have no cholesterol, contain no lactose and are growth hormone and anti-biotic free and have more vitamins and minerals than conventional dairy products through a safer proprietary hot-process. Galaxy products, available at health food stores and grocers, are part of the nutritional or functional food category, the fastest growing segment of the retail food market. Galaxy brand names include Veggie Milk(TM), Veggie Slices(TM), formagg(R), Soyco(R), Soymage(R), Wholesome Valley(TM), Lite Bakery(R), Veggie Cafe(TM) and Veggie Lite Bakery(R). For more information please visit the Company's web site at www.galaxyfoods.com.

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.